EXHIBIT 21.1
SUBSIDIARIES OF INTEGER HOLDINGS CORPORATION

Subsidiary	Jurisdiction of

Accellent LLC	Colorado
Aran Biomedical Teoranta	Ireland
Brivant Limited, d/b/a Lake Region Medical	Ireland
Centro de Construcción de Cardioestimuladores del Uruguay SA	Uruguay
Connemara Biomedical Holdings Teo.	Ireland
CPE 1, LLC	Florida
Electrochem Solutions, Inc.	Massachusetts
Greatbatch LLC	Delaware
Greatbatch Ltd., d/b/a Greatbatch Medical	New York
Greatbatch Medical, S. de R.L. de C.V.	Mexico
Greatbatch Medical SA	Switzerland
Greatbatch MCSO, S. de R.L. de C.V	Mexico
Greatbatch Netherlands B.V.	Netherlands
Integer EBDO SA	Switzerland
Integer SMI Ltd.	Israel
Integer Ireland Medical Limited	Ireland
Lake Region Manufacturing, Inc., d/b/a Lake Region Medical	Minnesota
Lake Region Medical Limited	Ireland
Lake Region Medical, Inc., d/b/a Lake Region Medical	Maryland
Lake Region Medical Holdings Limited	Ireland
Lake Region Medical Sdn. Bhd.	Malaysia
Lake (Shanghai) Medical Device Trading Co., Ltd.	China
Oscor Inc	Florida
Oscor Caribe LLC	Florida
Oscor Europe GmbH	Germany
Proxy Biomedical Ltd.	Ireland
Pulse Technologies, Inc.	Pennsylvania
Venusa de Mexico, S. de R.L. de C.V.	Mexico
Venusa, Ltd	New York